Exhibit 5.2

December 1, 2015

STORE Capital Corporation

8501 East Princess Drive, Suite 190

Scottsdale, Arizona 85255

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to STORE Capital Corporation, a Maryland corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3, dated December 1, 2015 (the “Registration Statement”), including a base prospectus, which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), with the Securities and Exchange Commission (the “SEC”), relating to the registration for the issue and sale from time to time, together or separately and in one or more series (if applicable) by the Company of an indeterminate amount of (i) shares of common stock, $0.01 par value per share (the “Common Stock”); (ii) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”); (iii) debt securities (the “Debt Securities”); (iv) depositary shares (the “Depositary Shares”), each representing a fractional interest in a share, or multiple shares, of Preferred Stock; (v) purchase contracts (the “Purchase Contracts”); (vi) warrants (the “Warrants”) to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities; and (vii) units (the “Units”) consisting of any combination of two or more other constituent securities.

The Debt Securities may be issued pursuant to an indenture between the Company and a financial institution to be identified therein as trustee (the “Trustee”) in the form attached as Exhibit 4.4 to the Registration Statement, as such indenture may be supplemented from time to time (the “Indenture”).

The Depositary Shares will be issued pursuant to one or more deposit agreements (each, a “Deposit Agreement” and, collectively, the “Deposit Agreements”) between the Company and such depositary as shall be named therein (the “Depositary”).

KUTAK ROCK LLP

STORE Capital Corporation

December 1, 2015

The Purchase Contracts will be issued pursuant to one or more agreements (each, a “Purchase Contract Agreement” and, collectively, the “Purchase Contract Agreements”) between the Company and, if applicable, such purchase contract agent as shall be named therein (the “Purchase Contract Agent”).

The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement” and, collectively, the “Warrant Agreements”) between the Company and such warrant agent as shall be named therein (the “Warrant Agent”).

The Units will be issued pursuant to one or more unit agreements (each, a “Unit Agreement” and, collectively, the “Unit Agreements”) between the Company and, if applicable, such unit agent as shall be named therein (the “Unit Agent”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization of the Indenture, the Debt Securities, Depositary Shares, Purchase Contracts, Warrants, and Units, and issuance of the Debt Securities, Depositary Shares, Purchase Contracts, Warrants, and Units. For the purposes of this opinion, we have assumed that proceedings to be taken in the future will be timely completed in the manner proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. With respect to the opinions below, to the extent they involve matters arising under the laws of the State of Maryland, we have with your consent relied exclusively on the opinion of Venable LLP, separately provided to you, subject to all of the assumptions, limitations and qualifications set forth therein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

(1) With respect to the Debt Securities, assuming the Indenture has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, and assuming the specific terms of a particular series of Debt Securities have been duly established in accordance with the Indenture and authorized by all necessary corporation action of the Company, and such Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the Indenture and in the manner contemplated by the Registration Statement and a Prospectus and by such corporate action, the Debt Securities will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

KUTAK ROCK LLP

STORE Capital Corporation

December 1, 2015

(2) With respect to the Depositary Shares, assuming the due issuance and delivery to the Depositary under the Deposit Agreement of the shares of Preferred Stock represented by the Depositary Shares, the due execution, countersignature, issuance and delivery of the Depositary Shares against the deposit of Preferred Stock in accordance with the Deposit Agreement, and upon payment of the consideration for such Depositary Shares provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company (the “Board”) and otherwise in accordance with the provisions of the applicable Deposit Agreement and such agreement (and, in the case of Depositary Shares issuable upon conversion or exercise of other Securities, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise), the Depositary Shares will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(3) With respect to the Purchase Contracts, assuming the due countersignature thereof by the Purchase Contract Agent and upon payment of the consideration for such Purchase Contracts provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Purchase Contract Agreement and such agreement, such Purchase Contracts will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(4) With respect to the Warrants, assuming the due countersignature thereof by the Warrant Agent and upon payment of the consideration for such Warrants provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Warrant Agreement and such agreement, such Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(5) With respect to the Units, assuming (a) the due issuance and delivery to the Unit Agent under the applicable Unit Agreement of the securities that are components of the Units and (b) the due execution, countersignature, issuance and delivery of the Units against deposit of the securities that are components of the Units in accordance with the Unit Agreement, in each case upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and in accordance with the provisions of the Unit Agreement and the applicable securities agreements, such Units will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

KUTAK ROCK LLP

STORE Capital Corporation

December 1, 2015

The opinions rendered are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the Indenture; (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (vi) we express no opinion with respect to whether the acceleration of the Debt Securities may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

With your consent, we have assumed for purposes of the opinion that (i) each of the parties to the Indenture, the Debt Securities, Depositary Shares, Purchase Contracts, Warrants, and the Units (collectively, the “Operative Documents”) other than the Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties other than the Company to the Operative Documents, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; (iv) the Indenture has been duly executed and delivered by the Company and the Trustee, and the Debt Securities have been duly established in accordance with the Indenture, duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement and a Prospectus; (v) the terms of the Debt Securities as executed and delivered are as described in the Registration Statement and a Prospectus, (vi) the Board of Directors of the Company, or if appropriate, the Executive Committee thereof, shall have duly established the terms of the Debt Securities and duly authorized the issuance and sale of the Debt Securities, in each case in accordance with Maryland law, and such authorization shall not have been modified or rescinded; (vii) the Registration Statement, and any post-effective amendments thereto, shall be effective and such effectiveness shall not have been terminated or rescinded; (viii) there shall not have occurred any change in law affecting the validity or enforceability of the Debt Securities; and (ix) the Debt Securities are unsecured. We have also assumed that neither any of the terms of any Debt Securities to be established subsequent to the date hereof, nor the issuance and delivery of the Debt Securities, nor the compliance by the Company with the terms of the Debt Securities will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

KUTAK ROCK LLP

STORE Capital Corporation

December 1, 2015

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Debt Securities under the Indenture of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

Our opinions above, insofar as they pertain to the choice of law provisions of the instruments referred to in such opinion paragraphs in which New York law was chosen as the governing law, are rendered solely in reliance upon New York General Obligations Law Section 5-1401 and N.Y. CPLR 327(b), and are expressly conditioned upon the assumption that the legality, validity, binding effect and enforceability of said provisions will be determined by a court of the State of New York or a United States federal court sitting in New York and applying New York choice of law rules, including said Section 5-1401, or are rendered assuming that any court deciding any dispute involving such instruments will apply New York law by concluding that New York law bears a sufficient relationship to the relevant transaction to support the application of New York internal law consistent with due process. We express no opinion as to any constitutional limitations upon said Section 5-1401 or their effect, if any, upon any opinion herein expressed.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in a Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kutak Rock LLP